Exhibit 99.1

Verra Mobility Reports Second Quarter 2021 Financial Results

Announces $100 Million Share Repurchase Program

•	Net income for the second quarter of 2021 was $4.0 million, or $0.02 per share
•	Reports second quarter revenue of $128.7 million; total year-to-date revenue of $218.5 million
•	Generated cash flows from operations of $37.5 million
•	Collected $28.1 million in the second quarter of 2021 against the outstanding City of New York Department of Transportation receivable
•	Provides full year 2021 guidance; expects stronger growth in second half of 2021

Mesa, AZ, August 9, 2021 – Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the three and six months ended June 30, 2021.

“We delivered second-quarter revenue of $128.7 million as a surge in leisure travel led to solid growth and profitability across both business segments,” stated David Roberts, Chief Executive Officer of Verra Mobility. “This stellar performance was led by our Commercial Services segment, which grew triple digits year-over-year and 41% sequentially as robust demand for rental cars remained strong in our key tolling markets. Our Government Solutions segment continues to benefit from the NYC school zone speed camera program. In addition, traffic patterns improved throughout the quarter as local agencies reactivated their red-light and speed enforcement programs, resulting in nearly 41% year-over-year growth in our service revenue. On a consolidated basis, strong flow-through in both business segments led to triple-digit year-over-year adjusted EBITDA growth with margins improving to approximately 53%. Overall, we are very pleased with our performance for the first half of 2021. Given the improving business metrics and favorable travel trends, we are reintroducing guidance to reflect a much stronger second half of 2021.”

Second Quarter 2021 Financial Highlights

•

Revenue: Total revenue for the second quarter of 2021 was $128.7 million, an increase of 61% compared to $79.8 million for the second quarter of 2020. The increase was attributable to service revenue resulting from improved travel demand that positively impacted the rental car industry in our Commercial Services segment, and growth in both speed and red-light programs in our Government Solutions segment.

•

Net income (loss): Net income for the second quarter of 2021 was $4.0 million, or $0.02 per share based on 166.0 million diluted weighted average shares outstanding. Net loss for the comparable 2020 period was $(23.7) million, or $(0.15) per share, based on 161.7 million diluted weighted average shares outstanding.

•	Adjusted Earnings Per Share (EPS): Adjusted EPS for the second quarter of 2021 was $0.10 per share compared to $0.07 per share for the second quarter of 2020.
•

Adjusted EBITDA: Adjusted EBITDA was $68.6 million for the second quarter of 2021, compared to $27.6 million for the same period last year. Adjusted EBITDA margin was 53% of total revenue for 2021 and 35% for 2020.

The Company reports its results of operations based on two operating segments:

•

Commercial Services delivers market-leading automated toll and violations management and title and registration solutions to rental car companies, fleet management companies, and other large fleet owners.

•

Government Solutions delivers market-leading automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement related to speed, red-light, school bus, and city bus lane management.

Second Quarter 2021 Segment Detail

•

The Commercial Services segment generated total revenue of $66.5 million, a 144% increase compared to $27.3 million in the same period in 2020. Segment profit was $42.7 million, a 494% increase from $7.2 million in the prior year. The significant increases in revenue and profit resulted from improved travel demand that positively impacted the rental car industry. The segment profit margin was 64% for 2021 and 26% for the same period in 2020.

•

The Government Solutions segment generated total revenue of $62.2 million, an 18% increase compared to $52.5 million in the same period in 2020. The increase was due to growth in both speed and red-light programs which was partially offset by a decrease in product sales due to a single customer’s buying patterns variability year over year. The segment profit was $25.5 million, a 25% increase from $20.3 million in the prior year. The segment profit margin was 41% for 2021 and 39% for 2020.

First Half of 2021 Financial Highlights

•

Revenue: Total revenue for the first half of 2021 was $218.5 million, an increase of 11% compared to $196.5 million for the first half of 2020. The increase was attributable to service revenue resulting from improved travel demand that positively impacted the rental car industry in our Commercial Services segment, and growth in both speed and red-light programs in our Government Solutions segment.

•

Net loss: Net loss for the first half of 2021 was $4.9 million, or $0.03 per share, based on 162.3 million diluted weighted average shares outstanding. Net loss for the comparable 2020 period was $1.6 million, or $0.01 per share, based on 161.3 million diluted weighted average shares outstanding.

•

Adjusted EBITDA: Adjusted EBITDA was $108.9 million for the first half of 2021, compared to $82.5 million in the first half of 2020. Adjusted EBITDA margin was 50% of total revenue for the first half of 2021 and 42% for 2020.

Liquidity: As of June 30, 2021, cash and cash equivalents were $147.3 million and we generated $37.5 million in cash flows from operations for 2021. As of June 30, 2021, we had total debt of $1.0 billion, net of cash on hand, our net debt was $854.5 million, and a $57.0 million availability to borrow on the revolver that is undrawn.

Restatement of Previously Reported Financial Information

We restated our consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019, and 2018, including interim periods within the fiscal years 2020 and 2019. This was based on recent guidance by the U.S. Securities and Exchange Commission (the “SEC”) on April 12, 2021 regarding the accounting for warrants issued by special purpose acquisition companies (“SPACs”). As a result, this press release includes restated information for the affected prior periods which should be read in conjunction with the restated information in our Annual Report on Form 10-K/A filed with the SEC on May 17, 2021. The new accounting treatment for warrants impacts net loss in prior periods but has no impact on revenue, Adjusted EBITDA, or total cash flows.

Redflex Acquisition: On June 17, 2021, we completed the previously announced acquisition of Redflex Holdings Limited, a public company limited by shares, incorporated in Australia and listed on the Australian Securities Exchange (“Redflex”). Redflex is a provider of intelligent traffic management products and services that are sold and managed in the Asia Pacific, North America, United Kingdom, Europe, and Middle East regions. Redflex develops, manufactures, and operates a wide range of platform-based solutions, utilizing advanced sensor and image capture technologies that enable active management of state and local motorways.

Pursuant to the Scheme Implementation Agreement entered into by us and Redflex on January 21, 2021, as amended by the Deed of Amendment and Consent, dated April 30, 2021, we purchased one hundred percent of the outstanding equity of Redflex at A$0.96 per share at consideration of A$152.5 million, or approximately US$117.9 million.

Business Outlook:

Guidance provided by Verra Mobility is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Verra Mobility has provided the following forward-looking non-GAAP financial measures: Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted EPS. The business metrics are defined below and the Company has provided reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures. In addition, the recent acquisition of Redflex includes preliminary allocations of the fair values of the assets acquired and liabilities assumed as of the acquisition date. Purchase price allocations are subject to change within the measurement period (up to one year from the acquisition date).

2021 Full Year Guidance:

•

Consolidated revenue, which includes contribution from Redflex is expected to be in the range of $510 million and $530 million, a year-over-year increase of 30% to 35% from 2020 full year revenue and 14% to 18% compared to 2019 full year revenue.

•	Consolidated Adjusted EBITDA, which includes contribution from Redflex is expected to be in the range of $240 to $245 million as compared to $181.8 million in 2020 and $241.4 million in 2019.

Conference Call Details

Date: August 09, 2021

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

U.S. and Canadian Callers Dial-in: (800) 263-0877

Outside of U.S. and Canada Dial-in: (646) 828-8143 with conference ID #4136050

Webcast Information: Available live in the “Investor Relations” section of the Company’s website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. Eastern Time on August 23, 2021, by dialing (844) 512-2921 for the U.S. or Canada and (412) 317-6671 for international callers and entering passcode #9932116. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations page of the Company’s website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world’s largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through integration and connectivity with hundreds of tolling and issuing authorities. Verra

Mobility also fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts mainly across North America operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in North America, Australia, Europe and Asia. For more information, visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address the Company’s expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of the Company’s strategic acquisitions, changes in the market for our products and services, expected operating results, such as revenue growth, expansion plans and opportunities, and earnings guidance related to 2021 financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the impact of payment delays related to the outstanding receivables with the City of New York Department of Transportation (“NYCDOT”) (2) the disruption to our business and results of operations as a result of the COVID-19 pandemic; (3) the impact of the COVID-19 pandemic on our revenues from key customers in the rental car industry and from photo enforcement programs; (4) customer concentration in our Commercial Services and Government Solutions segments; (5) decreases in the prevalence of automated photo enforcement or the use of tolling; (6) risks and uncertainties related to our government contracts, including but not limited to administrative hurdles, legislative changes, termination rights, audits and investigations; (7) decreased interest in outsourcing from our customers; (8) our ability to properly perform under our contracts and otherwise satisfy our customers; (9) our ability to compete in a highly competitive and rapidly evolving market; (10) our ability to keep up with technological developments and changing customer preferences; (11) the success of our new products and changes to existing products and services; (12) our ability to successfully integrate our recent or future acquisitions; (13) failures in or breaches of our networks or systems, including as a result of cyber-attacks; and (14) other risks and uncertainties indicated from time to time in documents filed or to be filed with the SEC by Verra Mobility. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and Verra Mobility disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company’s other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company’s reported financial results and our business outlook for future periods.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also discloses certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2021	December 31, 2020
($ in thousands except per share data)		(As restated)
Assets
Current assets:
Cash and cash equivalents	$147,346	$120,259
Restricted cash	3,159	633
Accounts receivable (net of allowance for credit loss of $12.7 million and $11.5 million at June 30, 2021 and December 31, 2020, respectively)	214,925	168,783
Unbilled receivables	23,871	14,045
Prepaid expenses and other current assets	32,255	24,317
Total current assets	421,556	328,037
Installation and service parts, net	10,186	7,944
Property and equipment, net	94,308	70,284
Operating lease assets	34,662	29,787
Intangible assets, net	340,637	342,139
Goodwill	641,517	586,435
Other non-current assets	16,325	2,699
Total assets	$1,559,191	$1,367,325
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$47,403	$34,509
Accrued liabilities	44,728	15,636
Payable to related party pursuant to tax receivable agreement, current portion	5,202	4,791
Current portion of long-term debt	9,410	9,104
Total current liabilities	106,743	64,040
Long-term debt, net of current portion	966,066	832,941
Operating lease liabilities, net of current portion	32,720	27,986
Payable to related party pursuant to tax receivable agreement, net of current portion	64,329	67,869
Private placement warrant liabilities	41,000	30,866
Asset retirement obligation	10,059	6,409
Deferred tax liabilities, net	20,790	21,148
Other long-term liabilities	1,059	494
Total liabilities	1,242,766	1,051,753
Commitments and contingencies
Stockholders' equity
Preferred stock, $.0001 par value	—	—
Common stock, $.0001 par value	16	16
Common stock contingent consideration	36,575	36,575
Additional paid-in capital	379,235	373,620
Accumulated deficit	(99,773)	(94,850)
Accumulated other comprehensive income	372	211
Total stockholders' equity	316,425	315,572
Total liabilities and stockholders' equity	$1,559,191	$1,367,325

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
($ in thousands, except per share data)		(As restated)		(As restated)
Service revenue	$116,426	$62,815	$206,189	$162,312
Product sales	12,231	16,994	12,326	34,210
Total revenue	128,657	79,809	218,515	196,522
Cost of service revenue	1,332	1,013	2,212	2,232
Cost of product sales	6,144	9,060	6,171	17,750
Operating expenses	36,434	26,699	66,926	58,958
Selling, general and administrative expenses	26,229	20,821	54,672	46,707
Depreciation, amortization and (gain) loss on disposal of assets, net	27,012	29,166	55,277	58,412
Total costs and expenses	97,151	86,759	185,258	184,059
Income (loss) from operations	31,506	(6,950)	33,257	12,463
Interest expense, net	11,680	9,539	20,844	21,990
Change in fair value of private placement warrants	8,067	8,334	10,134	(7,133)
Tax receivable agreement liability adjustment	1,661	4,446	1,661	4,446
Loss on extinguishment of debt	—	—	5,334	—
Other income, net	(2,798)	(1,523)	(5,811)	(4,448)
Total other expenses	18,610	20,796	32,162	14,855
Income (loss) before income taxes	12,896	(27,746)	1,095	(2,392)
Income tax provision (benefit)	8,904	(4,024)	6,018	(810)
Net income (loss)	$3,992	$(23,722)	$(4,923)	$(1,582)
Other comprehensive income (loss):
Change in foreign currency translation adjustment	351	(508)	161	(3,875)
Total comprehensive income (loss)	$4,343	$(24,230)	$(4,762)	$(5,457)
Net income (loss) per share:
Basic	$0.02	$(0.15)	$(0.03)	$(0.01)
Diluted	$0.02	$(0.15)	$(0.03)	$(0.01)
Weighted average shares outstanding:
Basic	162,378	161,710	162,338	161,317
Diluted	166,028	161,710	162,338	161,317

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2021	2020
($ in thousands)		(As restated)
Cash Flows from Operating Activities:
Net loss	$(4,923)	$(1,582)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	55,227	58,409
Amortization of deferred financing costs and discounts	2,722	2,106
Change in fair value of private placement warrants	10,134	(7,133)
Tax receivable agreement liability adjustment	1,661	4,446
Loss on extinguishment of debt	5,334	—
Credit loss expense	3,863	10,723
Deferred income taxes	(825)	(2,496)
Stock-based compensation	6,481	6,039
Other	257	691
Changes in operating assets and liabilities:
Accounts receivable, net	(42,970)	(43,183)
Unbilled receivables	(2,098)	7,476
Prepaid expenses and other assets	(1,177)	7,979
Accounts payable and accrued liabilities	4,337	(17,863)
Other liabilities	(545)	(3,069)
Net cash provided by operating activities	37,478	22,543
Cash Flows from Investing Activities:
Acquisition of business, net of cash and restricted cash acquired	(107,004)	—
Purchases of installation and service parts and property and equipment	(8,257)	(14,301)
Cash proceeds from the sale of assets	159	49
Net cash used in investing activities	(115,102)	(14,252)
Cash Flows from Financing Activities:
Borrowings of long-term debt	996,750	—
Repayment of long-term debt	(881,281)	(24,227)
Payment of debt issuance costs	(6,507)	(922)
Payment of debt extinguishment costs	(1,066)	—
Proceeds from exercise of stock options	87	—
Payment of employee tax withholding related to RSUs vesting	(953)	(352)
Net cash provided by (used in) financing activities	107,030	(25,501)
Effect of exchange rate changes on cash and cash equivalents	207	(1,270)
Net increase (decrease) in cash, cash equivalents and restricted cash	29,613	(18,480)
Cash, cash equivalents and restricted cash - beginning of period	120,892	132,430
Cash, cash equivalents and restricted cash - end of period	$150,505	$113,950

VERRA MOBILITY CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
($ in thousands)		(As restated)
Net income (loss)	$3,992	$(23,722)	$(4,923)	$(1,582)
Interest expense, net	11,680	9,539	20,844	21,990
Income tax provision (benefit)	8,904	(4,024)	6,018	(810)
Depreciation and amortization	27,013	29,159	55,227	58,409
EBITDA	51,589	10,952	77,166	78,007
Transaction and other related expenses (i)	3,306	80	7,432	603
Transformation expenses	362	515	694	515
Change in fair value of private placement warrants (ii)	8,067	8,334	10,134	(7,133)
Tax receivable agreement liability adjustment (iii)	1,661	4,446	1,661	4,446
Loss on extinguishment of debt (iv)	—	—	5,334	—
Stock-based compensation (v)	3,573	3,271	6,481	6,039
Adjusted EBITDA	$68,558	$27,598	$108,902	$82,477

(i)

Transaction and other related expenses incurred in the three and six months ended June 30, 2021 primarily relate to costs for the acquisition of Redflex and certain costs for the debt offering of senior unsecured notes and refinancing the first lien term loan during the period. Transaction and other related expenses incurred in the six months ended June 30, 2020 primarily relate to costs associated with our Pagatelia acquisition and certain costs for refinancing our debt.

(ii)	This consists of adjustments to the private placement warrants liability from the remeasurement to fair value at the end of each reporting period.
(iii)

We recorded a $1.7 million charge for the three and six months ended June 30, 2021 and a $4.4 million charge for the three and six months ended June 30, 2020. The TRA liability adjustment in 2021 is arising from higher estimated state tax rates due to changes in statutory rates, whereas in 2020 it is arising from higher estimated state tax rates due to a change in apportionment.

(iv)

The loss on extinguishment of debt for the six months ended June 30, 2021 consists of a $4.0 million write-off of pre-existing deferred financing costs and $1.3 million of lender and third-party costs associated with the issuance of the new first lien term loan.

(v)	Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.

FREE CASH FLOW (Unaudited)

	Six Months Ended June 30,
($ in thousands)	2021	2020
Net cash provided by operating activities	$37,478	$22,543
Purchases of installation and service parts and property and equipment	(8,257)	(14,301)
Free cash flow	$29,221	$8,242

ADJUSTED EPS (Unaudited)

	Three Months Ended June 30,
	2021	2020
(In thousands, except per share data)		(As restated)
Net income (loss)	$3,992	$(23,722)
Amortization of intangibles	21,242	23,531
Transaction and other related expenses	3,306	80
Transformation expenses	362	515
Change in fair value of private placement warrants	8,067	8,334
Tax receivable agreement liability adjustment	1,661	4,446
Stock-based compensation	3,573	3,271
Total adjustments before income tax effect	38,211	40,177
Income tax effect on adjustments	(26,383)	(5,827)
Total adjustments after income tax effect	11,828	34,350
Adjusted Net Income	$15,820	$10,628

Adjusted EPS	$0.10	$0.07
Diluted weighted average shares outstanding	166,028	161,710

The Adjusted Net Income and Adjusted EPS for the six months ended June 30, 2021 and 2020 were not presented as they were not meaningful due to the disproportionate effective tax rate for the six months ended June 30, 2021.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) adjusted to exclude interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities. As a result, they may not be comparable to similarly titled performance measures presented by other companies.

We use these metrics to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition to Adjusted EBITDA being a significant measure of performance for management purposes, we also believe that this presentation provides useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. EBITDA and Adjusted EBITDA have certain limitations as analytical tools and should not be used as substitutes for net income (loss), cash flows from operations, or other consolidated income or cash flow data prepared in accordance with GAAP.

Free Cash Flow

We define “Free Cash Flow” as cash flow from operations less capital expenditures.

Adjusted Net Income

We define “Adjusted Net Income” as net income (loss) adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Investor Relations Contact

Sajid Daudi

Vice President, Investor Relations

480 596-4805

IR@verramobility.com